AMENDED AND RESTATED BY-LAWS

OF

CREDIT SUISSE HIGH YIELD BOND FUND

- i -

CREDIT SUISSE HIGH YIELD BOND FUND

AMENDED AND RESTATED BY-LAWS

These By-Laws are made and adopted pursuant to Section 3.9 of the Declaration of Trust establishing Credit Suisse High Yield Bond Fund (f/k/a DLJ High Yield Bond Fund) dated as of April 24, 1998, as from time to time amended (hereinafter called the “Declaration”). All words and terms capitalized in these By-Laws shall have the meaning or meanings set forth for such words or terms in the Declaration.

ARTICLE I

SHAREHOLDER MEETINGS

1.1    Chairman. The Chairman, if any, shall act as chairman at all meetings of the Shareholders; in the Chairman’s absence, the Trustee or Trustees present at each meeting may elect a temporary chairman for the meeting, who may be one of themselves.

1.2    Proxies; Voting. Shareholders may vote either in person or by duly executed proxy and each full share represented at the meeting shall have one vote, all as provided in Article 10 of the Declaration.

1.3    Fixing Record Dates. For the purpose of determining the Shareholders who are entitled to notice of or to vote or act at any meeting, including any adjournment thereof, or who are entitled to participate in any dividends, or for any other proper purpose, the Trustees may from time to time, without closing the transfer books, fix a record date in the manner provided in Section 10.3 of the Declaration. If the Trustees do not prior to any meeting of Shareholders so fix a record date or close the transfer books, then the date of mailing notice of the meeting or the date upon which the dividend resolution is adopted, as the case may be, shall be the record date.

1.4    Inspectors of Election. In advance of any meeting of Shareholders, the Trustees may appoint Inspectors of Election to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the Chairman, if any, of any meeting of Shareholders may, and on the request of any Shareholder or Shareholder proxy shall, appoint Inspectors of Election of the meeting. The number of Inspectors shall be either one or three. If appointed at the meeting on the request of one or more Shareholders or proxies, a majority of Shares present shall determine whether one or three Inspectors are to be appointed, but failure to allow such determination by the Shareholders shall not affect the validity of the appointment of Inspectors of Election. In case any person appointed as Inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of the convening of the meeting or at the meeting by the person acting as chairman. The Inspectors of Election shall determine the number of Shares outstanding, the Shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, shall receive votes, ballots or consents, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes or consents, determine the results, and do such other acts as may be proper to conduct the election or vote with fairness to all Shareholders.

If there are three Inspectors of Election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. On request of the Chairman, if any, of the meeting, or of any Shareholder or Shareholder proxy, the Inspectors of Election shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any facts found by them.

1.5    Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders, the minutes of the last previous Annual or Special Meeting of Shareholders of the Trust and a list of the Shareholders of the Trust, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are set out in Article IV of these By-Laws.

1.6    Notice of Shareholder Business at Shareholder Meetings. (a) At any meeting of the Shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, the business must (i) be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Trustees, (ii) otherwise be properly brought before the meeting by or at the direction of the Board of Trustees, or (iii) otherwise (x) be properly brought before the meeting by a Shareholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.6 and who is a Shareholder of record (i) at the time such notice is delivered to the Secretary of the Trust, (ii) on the record date for the determination of Shareholders entitled to notice of and to vote at such meeting, and (iii) on the date of such meeting including any adjournment thereof, and (y) constitute a proper subject to be brought before the meeting.

(b)    For business to be properly brought before a meeting by a Shareholder, the Shareholder must have given timely notice thereof in writing to the Secretary of the Trust. To be timely, (i) any notice given in connection with an annual meeting must be delivered to or mailed and received at the principal executive offices of the Trust not later than 120 days, nor earlier than 150 days, before the first anniversary of the date on which the Trust first mailed its proxy materials for the annual meeting held in the prior year; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice by such Shareholder to be timely must be so received not earlier than 150 days prior to such annual meeting and not later than the close of business on the 10th day following the day on which notice or public announcement of the date of such meeting was given or made, and (ii) any notice given in connection with a special meeting must be delivered to or mailed and received at the principal executive offices of the Trust not earlier than 150 days prior to such special meeting and not later than the 10th day following the day on which notice or public announcement of the date of such special meeting was given or made. In no event shall the public announcement of an adjournment of a meeting commence a new time period for the giving of a Shareholder’s notice as described above.

(c)    Any such notice by a Shareholder shall set forth:

(i)    as to any business that the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(ii)    as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1)    the name and address of such Shareholder, as they appear on the Trust’s books, and of such beneficial owner,

(2)    the class and number of Shares which are owned beneficially and of record by such Shareholder and such beneficial owner and any Person1 who has a Disclosable Relationship2 with such Shareholder or beneficial owner (“Shareholder Associate”),

(3)    the name of each nominee holder of Shares owned beneficially but not of record by such Shareholder and such beneficial owner and their respective Shareholder Associates, and the number of such Shares held by each such nominee holder,

(4)    a description of any agreement, arrangement or understanding (whether written or oral) with respect to the proposal between or among such Shareholder and such beneficial owner, any of their respective Shareholder Associates, and any other Person or Persons (including their names) in connection with the proposal of such business and any material interest of such Person or any Shareholder Associate of such Person, in such business, including any anticipated benefit therefrom to such Person, or any Shareholder Associate of such Person,

[1]	“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a series or portfolio of any of the foregoing, or a government or political subdivision or an agency or instrumentality thereof.
[2]	“Disclosable Relationship” with respect to another Person means (A) the existence at any time during the current calendar year or at any time within the two most recently completed calendar years of any agreement, arrangement, understanding (whether written or oral) or practice, including sharing of information, decisions or actions, of a Person with such other Person with respect to the Trust or Shares of the Trust, (B) the beneficial ownership of securities of any Person known by such Person to beneficially own Shares of the Trust and of which such Person knows such other Person also beneficially owns any securities, (C) sharing beneficial ownership of any securities with such other Person, (D) being an immediate family member of such other Person, (E) the existence at any time during the current calendar year or at any time within the two most recently completed calendar years of a material business or professional relationship with such other Person or with any Person of which such other Person is a holder of 5% or more of the outstanding voting securities, officer, director, general partner, managing member or employee or (F) controlling, being controlled by or being under common control with such other Person.

(5)    a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares), that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Shareholder and such beneficial owners or their respective Shareholder Associates, the effect or intent of which is to mitigate loss to, manage the risk of or benefit from Trust share price changes, or increase or decrease the voting power of, such Shareholder or such beneficial owner or their respective Shareholder Associates, with respect to Shares of the Trust,

(6)    a description of all commercial and professional relationships and transactions between or among such Shareholder and such beneficial owners or their respective Shareholder Associates, and any other Person or Persons known to such Shareholder and such beneficial owners or their respective Shareholder Associates to have a material interest in the matter that is the subject of such notice,

(7)    the investment strategy or objective, if any, of such Shareholder and such beneficial owners and their respective Shareholder Associates that are not individuals, and a copy of the most recent prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such Shareholder, beneficial owner and each such Shareholder Associate,

(8)    a representation that the Shareholder is a holder of record of Shares of the Trust entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business,

(9)    a representation whether the Shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding Shares required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from Shareholders in support of such proposal, and

(10)    any other information relating to such Shareholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such Shareholder or beneficial owner with respect to the proposed business to be brought by such Shareholder or beneficial owner before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, whether or not the Shareholder submitting the notice intends to deliver a proxy statement or solicit proxies.

(iii)    A Shareholder providing notice of any business proposed to be brought before a meeting of Shareholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 1.6(c) shall be true and correct as of the record date for determining the Shareholders entitled to receive notice of the meeting of Shareholders and such update and supplement shall be received by the Secretary at the principal executive offices of the Trust not later than five (5) business days after the record date for determining the Shareholders entitled to receive notice of the meeting of Shareholders.

(iv)    The foregoing notice requirements of this Section 1.6 shall be deemed satisfied by a Shareholder if the Shareholder has notified the Trust of his, her or its intention to present a proposal at a meeting in compliance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (or any successor provision of law) and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such meeting.

(d)    Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at any meeting except in accordance with the procedures set forth in this Section 1.6. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that (i) the business proposed to be brought before the meeting is not a proper subject thereof and/or (ii) such business was not properly brought before the meeting in accordance with the provisions of this Section 1.6, and, if he should so determine, he shall so declare to the meeting that any such business shall not be considered or transacted.

(e)    For purposes of Section 1.6 and Section 2.3 of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Bloomberg or comparable news service or in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 or the Investment Company Act of 1940, as amended.

(f)    Notwithstanding the foregoing provisions of this Section 1.6, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the annual or special meeting of Shareholders of the Trust to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Trust. For purposes of this Section 1.6(f), to be considered a qualified representative of the Shareholder, a Person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such Person must produce such writing at the meeting of Shareholders.

(g)    Notwithstanding the foregoing provisions of this Section 1.6, a Shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in this Section 1.6; provided however, that any references in these By-Laws to the Securities Exchange Act of 1934 or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.6, and compliance with Section 1.6 shall be the exclusive means for a Shareholder to submit business (other than matters brought properly under and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 (or any successor provision of law)).

1.7    Exclusive Forum for Certain Litigation. To the fullest extent permitted by law either (1) the Supreme Court for the State of New York, New York County, or, if that Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the Southern District of New York, or (2) the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction shall be the sole and exclusive forums for (a) any derivative action or proceeding brought in the right or on behalf of the Trust, (b) any action asserting a claim of breach of (i) any duty owed by any Trustee, officer, other employee or agent of the Trust to the Trust or to the Shareholders of the Trust or (ii) a standard of conduct applicable to trustees, (c) any action asserting a claim against the Trust or any Trustee, officer, other employee or agent of the Trust arising pursuant to any provision of the Delaware Statutory Trust Act, the Declaration of Trust or these By-Laws, or (d) any action asserting a claim against the Trust or any Trustee, officer, other employee or agent of the Trust that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in Shares of the Trust shall be deemed to have notice of and consented to the provisions of this Section 1.7.

ARTICLE II

TRUSTEES

2.1    Annual and Regular Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, the President, the Secretary or any two Trustees. Regular meetings of the Trustees may be held without call or notice and shall generally be held quarterly. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Trustees need be stated in the notice or waiver of notice of such meeting, and no notice need be given of action proposed to be taken by unanimous written consent.

2.2    Chairman; Records. The Chairman, if any, shall act as chairman at all meetings of the Trustees; in absence of a chairman, the Trustees present shall elect one of their number to act as temporary chairman. The results of all actions taken at a meeting of the Trustees, or by unanimous written consent of the Trustees, shall be recorded by the person appointed by the Board of Trustees as the meeting secretary.

2.3    Trustee Nominations. (a) Only persons who are nominated in accordance with the procedures set forth in this Section 2.3 shall be eligible for election or re-election as Trustees. Nominations of persons for election or re-election to the Board of Trustees of the Trust may be made at an annual meeting of Shareholders or at a special meeting of Shareholders as to which the call for the meeting and the Trust’s notice of meeting provide for the election of Trustees, by or at the direction of the Board of Trustees or by any Shareholder of the Trust who is entitled to vote for the election of such nominee at the meeting, who complies with the notice procedures set forth in this Section 2.3 and who is a Shareholder of record at the time such notice is delivered to the Secretary of the Trust, on the record date for the determination of Shareholders entitled to notice of and to vote at such meeting and at the time of such meeting (and any postponement and adjournment thereof).

(b)    Such nominations, other than those made by or at the direction of the Board of Trustees, shall be made pursuant to timely notice delivered in writing to the Secretary of the Trust. To be timely, (i) any notice of nomination(s) by a Shareholder given in connection with an annual meeting must be delivered to or mailed and received at the principal executive offices of the Trust not later than 120 days, nor earlier than 150 days, before the first anniversary of the date on which the Trust first mailed its notice and proxy materials for the annual meeting held in the prior year; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice by such Shareholder to be timely must be so received not earlier than 150 days prior to such annual meeting and not later than the close of business on the 10th day following the day on which notice or public announcement of the date of such meeting was given or made, and (ii) any notice of nomination(s) given in connection with a special meeting as to which the call for the meeting and the Trust’s notice of meeting provide for the election of Trustees must be delivered to or mailed and received at the principal executive offices of the Trust not earlier than 150 days prior to such special meeting and not later than 120 days prior to the date of the meeting; provided, however, that if less than 130 days’ notice or prior public disclosure of the date of such special meeting is given or made to Shareholders, any such notice by a Shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of such special meeting was given or such public disclosure was made. In no event shall the public announcement of an adjournment of a meeting commence a new time period for the giving of a Shareholder’s notice of nomination(s) as described above.

(c)    Any such notice by a Shareholder shall set forth:

(i)    as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

(1)    the name and address of such Shareholder, as they appear on the Trust’s books, and of such beneficial owner,

(2)    the class and number of Shares which are owned beneficially and of record by such Shareholder and such beneficial owner and their respective Shareholder Associates,

(3)    the name of each nominee holder of Shares owned beneficially but not of record by such Shareholder and such beneficial owner and their respective Shareholder Associates, and the number of such Shares held by each such nominee holder,

(4)    a description of any agreement, arrangement or understanding (whether written or oral) with respect to the nomination between or among such Shareholder and such beneficial owner, any of their respective Shareholder Associates, and any other Person or Persons (including their names) in connection with the nomination and any material interest of such Person or any Shareholder Associate of such Person, in such nomination, including any anticipated benefit therefrom to such Person, or any Shareholder Associate of such Person,

(5)    a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares), that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Shareholder and such beneficial owners or their respective Shareholder Associates, the effect or intent of which is to mitigate loss to, manage the risk of or benefit from Trust share price changes, or increase or decrease the voting power of, such Shareholder or such beneficial owner or their respective Shareholder Associates, with respect to Shares of the Trust,

(6)    a description of all commercial and professional relationships and transactions between or among such Shareholder and such beneficial owners or their respective Shareholder Associates, and any other Person or Persons known to such Shareholder and such beneficial owners or their respective Shareholder Associates to have a material interest in the nomination that is the subject of such notice,

(7)    the investment strategy or objective, if any, of such Shareholder and such beneficial owners and their respective Shareholder Associates that are not individuals, and a copy of the most recent prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such Shareholder, beneficial owner and each such Shareholder Associate,

(8)    a representation that the Shareholder is a holder of record of Shares of the Trust entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination,

(9)    a representation whether the Shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding Shares required to elect the nominee and/or (b) otherwise to solicit proxies from Shareholders in support of such nomination, and

(10)    any other information relating to such Shareholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such Person with respect to the proposed business to be brought by such Person before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, whether or not the Shareholder submitting the notice intends to deliver a proxy statement or solicit proxies.

(ii)    As to each individual whom the Shareholder proposes to nominate for election as a Trustee (a “Proposed Nominee”) and each Person who has a Disclosable Relationship with such Proposed Nominee (“Proposed Nominee Associate”):

(1)    the name, age, business address and residence address of such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee,

(2)    the principal occupation or employment of such Proposed Nominee,

(3)    the class and number of Shares which are owned beneficially and of record by such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee,

(4)    the name of each nominee holder of Shares of the capital stock of the Trust owned beneficially but not of record by such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, and the number of such Shares held by each such nominee holder,

(5)    a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares), that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, with respect to Shares of the Trust,

(6)    a description of all agreements, arrangements, or understandings (whether written or oral) between such Proposed Nominee and any Proposed Nominee Associate of such Proposed Nominee related to, and any material interest of such Proposed Nominee Associate in, such nomination, including any anticipated benefit therefrom to such Proposed Nominee Associate,

(7)    a description of all commercial and professional relationships and transactions between or among such Proposed Nominee or any Proposed Nominee Associate, and any other Person or Persons known to such Proposed Nominee or Proposed Nominee Associate to have a material interest in such nomination,

(8)    a representation as to whether such Proposed Nominee is an “interested person,” as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended,

(9)    a representation that the Proposed Nominee satisfies the Trust’s qualifications as set out in Section 2.4 of these By-Laws,

(10)    any other information relating to such Proposed Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Trustees in a solicitation subject to Rule 14a-12(c) of the Securities Exchange Act of 1934, whether or not the Shareholder submitting the notice intends to deliver a proxy statement or solicit proxies and whether or not an election contest is involved, and

(11)    such Proposed Nominee’s written consent to being named as a nominee and to serving as a Trustee if elected.

(iii)    Any notice of a Shareholder’s intent to nominate a Proposed Nominee must be accompanied by a certificate executed by the Proposed Nominee certifying that such Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding (whether written or oral) with any Person other than the Trust in connection with service or action as a Trustee of the Trust that has not been disclosed to the Trust, (b) will serve as a Trustee of the Trust if elected, and (c) satisfies the Trustee qualifications as set out in Section 2.4 of these By-Laws.

(iv)    The Trust may require any Proposed Nominee to complete a Trustee questionnaire in such form as the Board of Trustees deems appropriate, undergo a background check or furnish such other information as it may reasonably require to determine the eligibility of such Proposed Nominee to serve as a Trustee of the Trust.

(v)    A Shareholder providing notice of any nomination proposed to be brought before a meeting of Shareholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 2.3 shall be true and correct as of the record date for determining the Shareholders entitled to receive notice of the meeting of Shareholders and such update and supplement shall be received by the Secretary at the principal executive offices of the Trust not later than five (5) business days after the record date for determining the Shareholders entitled to receive notice of the meeting of Shareholders.

(d)    If a notice by a Shareholder is required to be given pursuant to this Section 2.3, no person shall be entitled to receive reimbursement from the Trust of the expenses of a solicitation of proxies for the election as a Trustee of a person named in such notice unless such notice states that such reimbursement will be sought from the Trust and the Board of Trustees approves such reimbursement. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the By-Laws, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded for all purposes.

(e)    Notwithstanding the foregoing provisions of this Section 2.3, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the annual or special meeting of Shareholders of the Trust to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Trust. For purposes of this Section 2.3(e), to be considered a qualified representative of the Shareholder, a Person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such Person must produce such writing at the meeting of Shareholders.

(f)    Notwithstanding the foregoing provisions of this Section 2.3, a Shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in this Section 2.3; provided however, that any references in these By-Laws to the Securities Exchange Act of 1934 or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 2.3, and compliance with Section 2.3 shall be the exclusive means for a Shareholder to make nominations.

2.4    Qualifications. Only individuals satisfying the following qualification requirements applicable to all Trustees may be nominated, elected, appointed, qualified or seated (“nominated or seated”) to serve as a Trustee unless a majority of the Trustees then in office shall have determined by resolution that failure to satisfy a particular qualification requirement will not present undue conflicts or impede the ability of the individual to discharge the duties of a Trustee or the free flow of information among Trustees or between the Trust’s investment adviser, investment sub-adviser (if any) and the Board of Trustees: (i) an individual nominated or seated as a Trustee shall meet any qualification requirements or conditions set forth in the Declaration, including as to minimum and maximum age; (ii) an individual nominated or seated as a Trustee shall, at the time the individual is nominated or seated, serve as a director of no more than 5 companies having securities registered under the Securities Exchange Act of 1934 or treated as public reporting companies under any comparable regulatory regime (investment companies having the same investment adviser or investment advisers in a control relationship with each other shall all be counted as a single company for this purpose); (iii) an individual nominated or seated as a Trustee shall not be an employee, officer, partner, member or director of (A) any investment adviser or Person in a control relationship with such investment adviser

(other than the Trust’s investment adviser, investment sub-adviser (if any) or any investment adviser in a control relationship with the Trust’s investment adviser or investment sub-adviser) or (B) an entity controlling or controlled by any investment adviser (other than the Trust’s investment adviser or investment sub-adviser (if any) or any investment adviser in a control relationship with the Trust’s investment adviser or investment sub-adviser (if any) or any Person in a control relationship with any of the foregoing); (iv) an individual nominated or seated as a Trustee shall not have been charged (unless such charges were dismissed or the individual was otherwise exonerated) with a criminal offense involving moral turpitude, dishonesty or breach of trust, or have been convicted or have pled guilty or nolo contendere with respect to a felony under the laws of the United States or any state thereof; (v) an individual nominated or seated as a Trustee shall not be and shall not have been subject to any censure, order, consent decree (including consent decrees in which the respondent has neither admitted nor denied the findings) or adverse final action of any federal, state or foreign governmental or regulatory authority (including self-regulatory organizations), barring or suspending such individual from participation in or association with any investment-related business or restricting such individual’s activities with respect to any investment-related business (collectively, “Prohibited Conduct”), nor shall an individual nominated or seated as a Trustee be the subject of any investigation or proceeding that could reasonably be expected to result in an individual nominated or seated as a Trustee failing to satisfy the requirements of this clause (v), nor shall any individual nominated or seated as a Trustee be or have engaged in any conduct which has resulted in, or could have reasonably been expected or would reasonably be expected to result in, the Securities and Exchange Commission censuring, placing limitations on the activities, functions, or operations of, suspending, or revoking the registration of any investment adviser under Section 203(e) or (f) of the Investment Advisers Act of 1940; (vi) an individual nominated or seated as a Trustee shall not be and shall not have been the subject of any of the ineligibility provisions contained in Section 9(a) of the Investment Company Act of 1940 that would result in, or could have reasonably been expected or would reasonably be expected to result in such individual or a company of which such individual is an affiliated person (as defined in Section 2(a)(3) of the Investment Company Act of 1940) being ineligible, in the absence of an exemptive order under Section 9(c) of the Investment Company Act of 1940, to serve or act in the capacity of employee, officer, director, member of an advisory board, investment adviser, or depositor of any registered investment company, or principal underwriter for any registered investment company, registered unit investment trust, or registered face-amount certificate company; (vii) an individual nominated or seated as a Trustee shall not be and shall not have been the subject of any of the ineligibility provisions contained in Section 9(b) of the Investment Company Act of 1940 that, in the absence of an exemptive order under Section 9(c) of the Investment Company Act of 1940, would permit, or could reasonably have been expected or would reasonably be expected to permit the Securities and Exchange Commission by order to prohibit, conditionally or unconditionally, either permanently or for a period of time, such individual from serving or acting as an employee, officer, director, member of an advisory board, investment adviser or depositor of, or principal underwriter for, a registered investment company or affiliated person (as defined in Section 2(a)(3) of the Investment Company Act of 1940) of such investment adviser, depositor, or principal underwriter; (viii) an individual nominated or seated as an “Independent Trustee” shall not be an “interested person,” as defined under Section 2(a)(19) of the Investment Company Act of 1940, of the Trust; (ix) an individual nominated or seated as a Trustee shall not, and any immediate family member of such nominee shall not, be employed or have been employed within the last two full calendar years and the current year by any pooled investment vehicle primarily engaged in the business of investing in “investment securities” (as defined in the Investment Company Act of 1940) (an “investment fund”) or any company or companies controlling, controlled by or under common control with such investment fund (including, without limitation, the sponsor, manager, advisor or subadvisor to the investment fund) which in the aggregate beneficially own (A) more than three percent (3%) of the outstanding voting Shares of the Trust, (B) securities issued by the Trust having an aggregate value in excess of five percent (5%) of the total assets of such investment fund and any company or companies controlled by such investment fund, (C) securities issued by the Trust and by all other investment funds having an aggregate value in excess of ten percent (10%) of the total assets of the investment fund making such investment and any company or companies controlled by the investment fund making such investment, or (D) together with other investment funds having the same investment adviser and companies controlled by such investment funds, more than ten percent (10%) of the total outstanding Shares of the Trust (an investment fund making such investment(s) and any company or companies controlled by it in the aggregate owning securities in excess of the amounts set forth in (A), (B), (C) or (D), but excluding any investment fund managed by the Trust’s investment adviser, investment sub-adviser (if any) or an investment adviser in a control relationship with the Trust’s investment adviser or investment sub-adviser, being referred to as a “12(d) Holder”), or by any Person who controls, is controlled by, under common control with or acts in concert with a 12(d) Holder; (x) an individual nominated or seated as a Trustee shall not, and any immediate family member of such nominee shall not, have accepted directly or indirectly, during the calendar year of the election for which such individual is nominated or seated, or during the immediately preceding calendar year, any consulting, advisory, or other compensatory fee from any 12(d) Holder or from any Person who controls, is controlled by, is under common control with or acts in concert with any 12(d) Holder; (xi) an individual nominated or seated as a Trustee shall not, and any immediate family member of such nominee shall not, be an officer, director, partner or managing member (or Person performing similar functions) of any 12(d) Holder or of any Person who controls, is controlled by, is under common control with or is acting in concert with a 12(d) Holder; and (xii) an individual nominated or seated as a Trustee shall not, and any immediate family member of such nominee shall not, control or act in concert with any 12(d) Holder or any Person who controls, is controlled by, is under common control with or is acting in concert with a 12(d) Holder.

ARTICLE III

OFFICERS

3.1    Officers of the Trust. The officers of the Trust shall consist of a Chairman, if any, a President, a Secretary, a Treasurer and such other officers or assistant officers as may be elected or authorized by the Trustees. Any two or more of the offices may be held by the same Person, except that the same person may not be both President and Secretary. The Chairman, if any, shall be a Trustee, but no other officer of the Trust need be a Trustee.

3.2    Election and Tenure. At the initial organization meeting, the Trustees shall elect the Chairman, if any, President, Secretary, Treasurer and such other officers as the Trustees shall deem necessary or appropriate in order to carry out the business of the Trust. Such officers shall serve at the pleasure of the Trustees or until their successors have been duly elected and qualified. The Trustees may fill any vacancy in office or add any additional officers at any time.

3.3    Removal of Officers. Any officer may be removed at any time, with or without cause, by action of a majority of the Trustees. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to the Chairman, if any, President, or Secretary, and such resignation shall take effect immediately upon receipt by the Chairman, if any, President, or Secretary, or at a later date according to the terms of such notice in writing.

3.4    Bonds and Surety. Any officer may be required by the Trustees to be bonded for the faithful performance of such officer’s duties in such amount and with such sureties as the Trustees may determine.

3.5    Chairman, President, and Vice Presidents. The Chairman, if any, shall, if present, preside at all meetings of the Shareholders and of the Trustees and shall exercise and perform such other powers and duties as may be from time to time assigned to such person by the Trustees. Subject to such supervisory powers, if any, as may be given by the Trustees to the Chairman, if any, the President shall be the chief executive officer of the Trust and, subject to the control of the Trustees, shall have general supervision, direction and control of the business of the Trust and of its employees and shall exercise such general powers of management as are usually vested in the office of President of a corporation. Subject to direction of the Trustees, the Chairman, if any, and the President shall each have power in the name and on behalf of the Trust or any of its Series to execute any and all loans, documents, contracts, agreements, deeds, mortgages, registration statements, applications, requests, filings and other instruments in writing, and to employ and discharge employees and agents of the Trust. Unless otherwise directed by the Trustees, the Chairman, if any, and the President shall each have full authority and power, on behalf of all of the Trustees, to attend and to act and to vote, on behalf of the Trust at any meetings of business organizations in which the Trust holds an interest, or to confer such powers upon any other persons, by executing any proxies duly authorizing such persons. The Chairman, if any, and the President shall have such further authorities and duties as the Trustees shall from time to time determine. In the absence or disability of the President, the Vice-Presidents in order of their rank as fixed by the Trustees or, if more than one and not ranked, the Vice-President designated by the Trustees, shall perform all of the duties of the President, and when so acting shall have all the powers of and be subject to all of the restrictions upon the President. Subject to the direction of the Trustees, and of the President, each Vice-President shall have the power in the name and on behalf of the Trust to execute any and all instruments in writing, and, in addition, shall have such other duties and powers as shall be designated from time to time by the Trustees or by the President.

3.6    Secretary. The Secretary shall maintain the minutes of all meetings of, and record all votes of, Shareholders, Trustees and the Executive Committee, if any. The Secretary shall be custodian of the seal of the Trust, if any, and the Secretary (and any other person so authorized by the Trustees) shall affix the seal, or if permitted, facsimile thereof, to any instrument executed by the Trust which would be sealed by a Delaware business corporation executing the same or a similar instrument and shall attest the seal and the signature or signatures of the officer or officers executing such instrument on behalf of the Trust. The Secretary shall also perform any other duties commonly incident to such office in a Delaware business corporation, and shall have such other authorities and duties as the Trustees shall from time to time determine.

3.7    Treasurer. Except as otherwise directed by the Trustees, the Treasurer shall have the general supervision of the monies, funds, securities, notes receivable and other valuable papers and documents of the Trust, and shall have and exercise under the supervision of the Trustees and of the President all powers and duties normally incident to the office. The Treasurer may endorse for deposit or collection all notes, checks and other instruments payable to the Trust or to its order. The Treasurer shall deposit all funds of the Trust in such depositories as the Trustees shall designate. The Treasurer shall be responsible for such disbursement of the funds of the Trust as may be ordered by the Trustees or the President. The Treasurer shall keep accurate account of the books of the Trust’s transactions which shall be the property of the Trust, and which together with all other property of the Trust in the Treasurer’s possession, shall be subject at all times to the inspection and control of the Trustees. Unless the Trustees shall otherwise determine, the Treasurer shall be the principal accounting officer of the Trust and shall also be the principal financial officer of the Trust. The Treasurer shall have such other duties and authorities as the Trustees shall from time to time determine. Notwithstanding anything to the contrary herein contained, the Trustees may authorize any adviser, administrator, manager or transfer agent to maintain bank accounts and deposit and disburse funds of any Series of the Trust on behalf of such Series.

3.8    Other Officers and Duties. The Trustees may elect such other officers and assistant officers as they shall from time to time determine to be necessary or desirable in order to conduct the business of the Trust. Assistant officers shall act generally in the absence of the officer whom they assist and shall assist that officer in the duties of the office. Each officer, employee and agent of the Trust shall have such other duties and authority as may be conferred upon such person by the Trustees or delegated to such person by the President.

ARTICLE IV

MISCELLANEOUS

4.1    Depositories. In accordance with Section 7.1 of the Declaration, the funds of the Trust shall be deposited in such custodians as the Trustees shall designate and shall be drawn out on checks, drafts or other orders signed by such officer, officers, agent or agents (including the adviser, administrator or manager), as the Trustees may from time to time authorize.

4.2    Signatures. All contracts and other instruments shall be executed on behalf of the Trust by its properly authorized officers, agent or agents, as provided in the Declaration or By-laws or as the Trustees may from time to time by resolution provide.

4.3    Seal. The Trust is not required to have any seal, and the adoption or use of a seal shall be purely ornamental and be of no legal effect. The seal, if any, of the Trust, or any Series of the Trust, if any, may be affixed to any instrument, and the seal and its attestation may be lithographed, engraved or otherwise printed on any document with the same force and effect as if it had been imprinted and affixed manually in the same manner and with the same force and effect as if done by a Delaware business corporation. The presence or absence of a seal shall have no effect on the validity, enforceability or binding nature of any document or instrument that is otherwise duly authorized, executed and delivered.

4.4    Declaration of Trust and By-Laws. The Trust shall keep at its offices the original or a copy of the Declaration of Trust and these By-Laws, as amended or restated from time to time, where they may be inspected during the Trust’s regular business hours by any Shareholder, or its duly authorized representative, upon reasonable written demand to the Trust, for any purpose reasonably related to such Shareholder’s interest as a Shareholder.

4.5    Inspection of Other Records. If information is requested by a Shareholder, the Board of Trustees, or, in case the Board of Trustees does not act, the president, any vice president or the secretary, shall establish reasonable standards governing, without limitation, the information and documents to be furnished and the time and the location, if appropriate, of furnishing such information and documents. Costs of providing such information and documents shall be borne by the requesting Shareholder. The Trust shall be entitled to reimbursement for its direct, out-of-pocket expenses incurred in declining unreasonable requests (in whole or in part) for information or documents

The Board of Trustees, or, in case the Board of Trustees does not act, the president, any vice president or the secretary, may keep confidential from Shareholders for such period of time as the Board of Trustees or such officer, as applicable, deems reasonable any information that the Board of Trustees or such officer, as applicable, reasonably believes to be in the nature of trade secrets or other information that the Board of Trustees or such officer, as the case may be, in good faith believes would not be in the best interests of the Trust to disclose or that could damage the Trust or its business or that the Trust is required by law or by agreement with a third party to keep confidential.

ARTICLE V

STOCK TRANSFERS

5.1    Transfer Agents, Registrars and the Like. As provided in Section 6.9 of the Declaration, the Trustees shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares of the various Series of the Trust as the Trustees shall deem necessary or desirable. In addition, the Trustees shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.

5.2    Transfer of Shares. The Shares of the Trust shall be transferable on the books of the Trust only upon delivery to the Trustees or a transfer agent of the Trust of proper documentation as provided in Section 6.10 of the Declaration. The Trust, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of such evidence as may be reasonably required to show that the requested transfer is proper.

5.3    Registered Shareholders. The Trust may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

ARTICLE VI

AMENDMENT OF BY-LAWS

6.1    Amendment and Repeal of By-Laws. In accordance with Section 3.9 of the Declaration, the Trustees shall have the power to amend or repeal the By-Laws or adopt new By-Laws at any time; provided, however, that By-Laws adopted by the Shareholders may, if such By-Laws so state, be altered, amended or repealed only by the Shareholders by an affirmative vote of a majority of the outstanding voting securities of the Trust, and not by the Trustees. Action by the Trustees with respect to the By-Laws shall be taken by an affirmative vote of a majority of the Trustees. The Trustees shall in no event adopt By-Laws which are in conflict with the Declaration, and any apparent inconsistency shall be construed in favor of the related provisions in the Declaration.